File #0332
March 8, 2013

CANYON COPPER CORP.
Suite 408, 1199 West Pender Street
Vancouver, British Columbia, Canada

Dear Sirs/Mesdames:

RE:	CANYON COPPER CORP. (the "Company")
- Registration Statement on Form S-4

We have acted as counsel for the Company in connection with the preparation of the Company’s Registration Statement on Form S-4 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the Company’s change in corporate jurisdiction from the State of Nevada to the Province of British Columbia by way of a process called a conversion under Nevada corporate law and a continuation under British Columbia corporate law (the “Change of the Corporate Jurisdiction”).

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Amended and Restated Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) the Plan of Conversion of the Company dated March 8, 2013; (e) certain records of the Company's corporate proceedings; and (f) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein. We have also relied upon, without investigation, an officer’s certificate executed by Benjamin Ainsworth, the Company’s Chief Executive Officer, President and Secretary, and by Kurt Bordian, the Company’s Chief Financial Officer and Treasurer, as to certain factual matters.

References in the opinion to “Canyon B.C.” are to the Company as it will exist under the Business Corporations Act (British Columbia) after the Change of Corporate Jurisdiction has been effected.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

           (a) Our opinions are limited to the laws of the Province of British Columbia and the federal laws of Canada thereto;

           (b) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

* Practising through O’Neill Law Corporation	◊ Also of the Nevada State Bar
∆ Also of the New York State Bar	† Also of the Washington State Bar

NORTHWEST LAW GROUP

           (c) We have assumed that all of the issued and outstanding shares of common stock of the Company have been validly issued and are fully paid and non-assessable under the laws of the State of Nevada; and

           (d) We have further assumed that each of the factual statements made and certified in the officers’ certificates were true and correct when made and remain true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that upon the effectiveness of the Change of the Corporate Jurisdiction, each issued and outstanding share of common stock of the Company will be deemed, without any action on the part of the Company or a stockholder, to become one validly issued and fully paid and non-assessable common share in the capital of Canyon B.C.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Prospectus under the heading “Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

“O’Neill Law Corporation”

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group

CCH/bon